Exhibit 99.1

Maxwell Technologies, Inc.
Unaudited Pro Forma Financial Statements

On December 19, 2018 Maxwell Technologies, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with RN C Holding SA, a special purpose holding entity and affiliate of Renaissance Investment Foundation, (“Renaissance”), providing for the sale of 100% of the shares of Maxwell’s Swiss subsidiary, Maxwell Technologies SA (“Maxwell SA”), and its high voltage capacitor product line to Renaissance. The transaction simultaneously closed with the signing of the Share Purchase Agreement on December 19, 2018.
The aggregate upfront cash purchase price was $55.1 million, which after certain reductions and other transaction-related expenses resulted in net upfront cash proceeds of approximately $47.9 million. These reductions and transaction-related expenses included (i) approximately $0.9 million that was placed in a third party escrow account to satisfy potential withholding tax obligations that may be due as part of the transaction, (ii) certain adjustments for agreed upon net working capital amounts, certain expenditures made by Maxwell SA for the benefit of the Company since September 30, 2018, and other financial related adjustments as further agreed upon and set forth in the Share Purchase Agreement; and (iii) fees and expenses incurred by the Company in connection with the transaction. Subject to the terms and conditions of the Share Purchase Agreement, Renaissance has agreed to make two additional milestone payments of up to $7.5 million per year based on the achievement of specific revenue targets related to the high voltage capacitor product line in fiscal years 2019 and 2020 resulting in potential aggregate milestone payments of $15 million. Renaissance may set off any damages incurred for indemnification matters covered by the Share Purchase Agreement against any future milestone payments. In addition, up to $5.0 million may be withheld from any potential milestone payments and funded to a separate escrow account to satisfy certain indemnity obligations as set forth in the Share Purchase Agreement.
The unaudited pro forma condensed consolidated financial statements were derived from the Company’s historical financial statements and are being presented to give effect to the disposition of the high-voltage capacitor business.
Included herein are the following unaudited pro forma financial statements:

•	Condensed consolidated balance sheet as of September 30, 2018, as adjusted assuming the disposition occurred on September 30, 2018; and

•
Condensed consolidated statements of operations for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016, as adjusted assuming the disposition occurred on January 1, 2016.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K.
The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the historical financial statements and accompanying notes included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 16, 2018 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 7, 2018.
The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that would have actually occurred had the disposition occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of the future financial performance and results of operations of the Company.

MAXWELL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)

	September 30, 2018
	Maxwell Technologies, Inc. Historical	Pro Forma Adjustments (g)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$23,561	$45,228	(a)(b)(c)(d)	$68,789
Trade and other accounts receivable, net	30,022	(8,664)		21,358
Inventories	39,621	(11,399)		28,222
Prepaid expenses and other current assets	4,119	(171)	(a)	3,948
Total current assets	97,323	24,994		122,317
Property and equipment, net	31,308	(7,932)		23,376
Intangible assets, net	10,344	—		10,344
Goodwill	35,464	(21,235)		14,229
Pension asset	11,949	(11,949)		—
Other non-current assets	730	—		730
Total assets	$187,118	$(16,122)		$170,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$18,870	$(3,459)	(b)(c)(d)	$15,411
Accrued employee compensation	7,244	(422)		6,822
Deferred revenue and customer deposits	4,101	(55)		4,046
Short-term borrowings and current portion of long-term debt	34	(34)		—
Total current liabilities	30,249	(3,970)		26,279
Deferred tax liability, long-term	7,831	(7,726)	(d)	105
Long-term debt, excluding current portion	36,454	(56)		36,398
Defined benefit plan liability	4,109	—		4,109
Other long-term liabilities	2,356	(31)		2,325
Total liabilities	80,999	(11,783)		69,216
Commitments and contingencies				—
Total stockholders’ equity	106,119	(4,339)	(c)(e)(f)	101,780
Total liabilities and stockholders’ equity	$187,118	$(16,122)		$170,996

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Nine Months Ended September 30, 2018
	Maxwell Technologies, Inc. Historical	Pro Forma Adjustments (h)	Pro Forma
Revenue	$91,607	$(19,365)	$72,242
Cost of revenue	74,128	(10,326)	63,802
Gross profit	17,479	(9,039)	8,440
Operating expenses:
Selling, general and administrative	28,411	(5,228)	23,183
Research and development	16,680	(1,642)	15,038
Restructuring and exit costs	(26)	—	(26)
Total operating expenses	45,065	(6,870)	38,195
Loss from operations	(27,586)	(2,169)	(29,755)
Interest expense, net	3,275	10	3,285
Other components of defined benefit plans, net	(649)	732	83
Other income	(7)	(22)	(29)
Foreign currency exchange loss (gain), net	383	(47)	336
Loss before income taxes	(30,588)	(2,842)	(33,430)
Income tax provision	(358)	727	369
Net loss	$(30,230)	$(3,569)	$(33,799)
Net loss per share:
Basic and diluted	$(0.77)	$(0.09)	$(0.86)
Weighted average common shares outstanding:
Basic and diluted	39,381		39,381

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2017
	Maxwell Technologies, Inc. Historical (1)	Pro Forma Adjustments (h)	Pro Forma
Revenue	$130,368	$(42,659)	$87,709
Cost of revenue	101,869	(19,462)	82,407
Gross profit	28,499	(23,197)	5,302
Operating expenses:
Selling, general and administrative	46,020	(7,834)	38,186
Research and development	18,426	(2,084)	16,342
Restructuring and exit costs	2,282	(50)	2,232
Impairment of assets	240	—	240
Total operating expenses	66,968	(9,968)	57,000
Loss from operations	(38,469)	(13,229)	(51,698)
Interest expense, net	1,355	(21)	1,334
Other components of defined benefit plans, net	(573)	628	55
Other income	(85)	59	(26)
Foreign currency exchange loss (gain), net	306	(64)	242
Loss before income taxes	(39,472)	(13,831)	(53,303)
Income tax provision	3,657	(3,098)	559
Net loss	$(43,129)	$(10,733)	$(53,862)
Net loss per share:
Basic and diluted	$(1.22)	$(0.30)	$(1.52)
Weighted average common shares outstanding:
Basic and diluted	35,480		35,480

(1)
Historical amounts have been reclassified for the year ended December 31, 2017 in accordance with our adoption of ASU 2017-07 on January 1, 2018 which requires the non-service cost components of income and expense related to our defined benefit plans to be presented in the statement of operations separately from the service cost component and outside the subtotal of loss from operations.

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2016
	Maxwell Technologies, Inc. Historical (2)	Pro Forma Adjustments (h)	Pro Forma
Revenue	$121,244	$(45,169)	$76,075
Cost of revenue	88,536	(20,910)	67,626
Gross profit	32,708	(24,259)	8,449
Operating expenses:
Selling, general and administrative	36,437	(6,412)	30,025
Research and development	21,007	(3,563)	17,444
Restructuring and exit costs	297	(15)	282
Impairment of assets	1,389	—	1,389
Total operating expenses	59,130	(9,990)	49,140
Loss from operations	(26,422)	(14,269)	(40,691)
Gain on sale of product line	(6,657)	—	(6,657)
Interest expense, net	248	(21)	227
Other components of defined benefit plans, net	(536)	536	—
Other income	(133)	97	(36)
Foreign currency exchange loss, net	216	(4)	212
Loss before income taxes	(19,560)	(14,877)	(34,437)
Income tax provision	4,145	(2,663)	1,482
Net loss	$(23,705)	$(12,214)	$(35,919)
Net loss per share:
Basic and diluted	$(0.74)	$(0.39)	$(1.13)
Weighted average common shares outstanding:
Basic and diluted	31,870		31,870

(2)
Historical amounts have been reclassified for the year ended December 31, 2016 in accordance with our adoption of ASU 2017-07 on January 1, 2018 which requires the non-service cost components of income and expense related to our defined benefit plans to be presented in the statement of operations separately from the service cost component and outside the subtotal of loss from operations.

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MAXWELL TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Sale of High Voltage Capacitor Business
On December 19, 2018, pursuant to the Share Purchase Agreement, the Company completed the sale of 100% of the shares of Maxwell’s Swiss subsidiary, Maxwell Technologies SA, and its high voltage capacitor product line ("High Voltage") for an aggregate upfront cash purchase price of $55.1 million, subject to certain adjustments, and potential milestone payments of up to $15 million in the aggregate.
The Company will account for any potential milestone payments received as gain contingencies in accordance with the provisions of ASC 450, Contingencies; therefore, the Company will not record any gain or recognize any income related to the potential milestone payments until the period in which they are realized.
The accompanying unaudited pro forma condensed consolidated balance sheet reflects the historical consolidated balance sheet as presented in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, with adjustments to eliminate the assets and liabilities being sold or otherwise disposed of or settled, and add the estimated cash proceeds and transaction costs as of September 30, 2018.
The accompanying unaudited pro forma condensed consolidated statements of operations reflects the historical consolidated statements of operations for the nine months ended September 30, 2018 as presented in the Company's Quarterly Report on Form 10-Q as well as the years ended December 31, 2017 and 2016 as presented in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and 2016, with adjustments to eliminate the revenues and expenses attributable to High Voltage for the period presented.

Assets and liabilities being disposed of (in thousands):
Cash	$2,592
Accounts receivable, net	8,664
Inventories	11,399
Prepaid expenses and other current assets	1,029
Property, plant and equipment, net	7,932
Goodwill	21,235
Pension asset	11,949
Accounts payable and accrued liabilities, borrowings, deferred revenue and other long-term liabilities	(3,867)
Deferred tax liability	(3,357)
Change in assets and liabilities, net	$57,576
Note 2 - Pro Forma Adjustments
The following is a description of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:
(a) Purchase price: Reflects net cash proceeds of $53.3 million which represents the $55.1 purchase price from the sale, less $0.9 million held in escrow, less certain adjustments totaling $0.9 million as set forth in the Share Purchase Agreement. The purchase price excludes potential future milestone payments of up to $15 million.
(b) Disposition costs: Includes cash payments of $1.5 million and an accrual of $0.5 million of estimated transaction expenses related to the sale.

(c) Release of employee liabilities and cancellation of equity awards: Reflects the release of $0.2 million of employee related accruals and a $0.3 million reversal of stock compensation expense triggered by the completion of the sale of High Voltage.
(d) Deferred tax liability: Reflects the payment of $4.0 million in conjunction with the completion of the sale for withholding taxes associated with the repatriation of Swiss accumulated earnings, and the expected release of $0.9 million of accrued taxes for Swiss earnings which were not repatriated.
(e) Accumulated other comprehensive income: Reflects recognition of $8.7 million of accumulated other comprehensive income related to High Voltage's foreign currency translation adjustments and defined benefit plan.
(f) Retained earnings: As a result of the sale, we computed an estimated gain of $4.6 million, based on High Voltage's net assets as of September 30, 2018. This gain is not included in the pro forma adjustments to the unaudited condensed consolidated statements of operations due to its non-recurring nature, but it is recorded in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2018.

Retained Earnings (in thousands)
Purchase price, net of adjustments	$54,178
Change in assets and liabilities, net	(57,576)
Release of accumulated other comprehensive income from equity	8,682
Release of withholding tax liabilities	878
Release of employee liabilities and cancellation of equity awards	465
Estimated transaction costs described in (b) above	(2,000)
Estimated gain on sale	$4,627
(g) Balance sheet: In addition to the adjustments noted in (a) through (f) above, also reflects the elimination of High Voltage's assets and liabilities.
(h) Statements of operations: Represents the elimination of High Voltage's historical operating results for the periods presented. The anticipated nonrecurring gain on the sale is not reflected in the unaudited pro forma condensed consolidated statements of operations.